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August 8, 2000

Mr. Vincent S. Pino
31441 Island Drive
Evergreen, CO  80439

Dear Vince:

In light of your recent health problems, you and Alliance Imaging, Inc. ("Alliance") have agreed upon certain matters in connection with your separation from Alliance. This letter confirms the following agreements between you and Alliance in this regard:

1. Alliance will search for a new President and COO to replace you. You will be expected to remain with Alliance in a fulltime capacity for a three month transition period after arrival of the new President and COO. Although this transition period may end prior to March 31, 2001 you will receive your current salary through March 31, 2001. Your last day as a fulltime employee will be March 31, 2001.

2. Your bonus for 2000 will be determined and paid in accordance with the terms of the 2000 Executive Incentive Plan (i.e., reflecting full time employment as of year-end and otherwise in accordance with said terms).

3. The stock options for 11,480 shares granted to you under the 1999 Equity Plan applicable to the year 2000 and subject to time vesting will vest; and the stock options for 11,480 shares granted to you under the 1999 Equity Plan applicable to the year 2000 and subject to performance vesting will either vest or not in accordance with the terms of the 1999 Equity Plan as of December 31, 2000.

4. Your retention bonus of $310,209 will be paid to you on December 3, 2000 in accordance with the terms of your Retention Bonus Agreement.

5. On September 29, 2000 all 85,350 outstanding options granted to you under the 1997 Option Plan will vest and Alliance will repurchase all such options at the price of $55.968812374 net of the $11.00 exercise price. Taxes will be withheld in accordance with paragraph 16 below.



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Mr. Vincent S. Pino
August 8, 2000
Page 2




6. Effective January 1, 2001 all unvested options under the 1999 Equity Plan shall be forfeited and cancelled. You shall have the right to exercise all vested stock options under the 1999 Equity Plan pursuant to the terms of the 1999 Equity Plan. Alliance, however, agrees not to exercise its call right with respect to your vested options or shares received upon exercise of such vested options pursuant to the Stockholder's Agreement, dated November 2, 1999 for a ten year period from the date of grant of the options.

7. Effective April 1, 2001 your salary will be reduced to an annualized rate of $106,000 per year and your car allowance, gasoline credit cards, vacation accrual and sick time accrual shall cease. You will be expected to be available for specifically assigned projects with a time commitment of up to twenty percent (20%) of that of a fulltime employee. Your twenty percent (20%) time commitment may not be evenly spread throughout the nine months ending December 31, 2001. In the event you exceed the time commitment in the aggregate for the nine-month period, Alliance will reimburse you at the rate of $265.00 per hour. Your accrued vacation time will be paid to you as of April 1, 2001 in accordance with Alliance policy. You will not be eligible for a bonus for 2001 or any year thereafter nor will any vacation time accrue after April 1, 2001.

8. Effective January 1, 2002 through December 31, 2002 your annual salary will be reduced to $50,000 per year and you will be expected to be available for specifically assigned projects and with a time commitment of up to one-tenth of that of a fulltime employee. Until December 31, 2002, you will continue to be entitled to participate in all Alliance benefit programs (except as expressly provided in paragraph 7 above) as a salaried employee, including, without limitation, health, life insurance and the 401(k) plan.

9. Until December 31, 2002 Alliance will continue to reimburse you for reasonable out-of-pocket expenses directly attributable to your services on behalf of Alliance. You will need to submit standard Alliance expense reports and receipts itemizing the dates on which expenses were incurred.

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Mr. Vincent S. Pino
August 8, 2000
Page 3




10. Effective January 1, 2003 you shall cease to be an employee of Alliance and you will be eligible for COBRA benefits in accordance with Alliance policy.

11. Notwithstanding this separation package, the noncompetition provisions of your Employment Agreement, dated July 22, 1997, as amended, and related Side Letter dated July 23, 1997 (collectively, the "Employment Agreement") will remain in effect from your "Date of Termination" (as defined therein) of March 31, 2001 and extend through March 31, 2003.

12. It is anticipated that the new President and COO will be added to the Alliance Board of Directors and you will be removed from the Board upon his or her appointment.

13. This separation package shall not relieve you of any obligations as an indemnitor under the Indemnity Agreement dated as of September 13, 1999.

14. Alliance also agrees to provide, free of charge, the technical component of MRI, CT and PET procedures performed on Alliance equipment which may be required by you or the members of your immediate family for a five-year period from March 31, 2001.

15. Each of us agrees that it or he will not disparage or defame the other or its affiliates, directors or employees. Each of us agrees that, except as expressly set forth herein, neither of us has any further rights with respect to or obligation owed to the other, and any such rights or obligations that would otherwise exist are hereby waived and released. Therefore, the benefits contained in this letter agreement are conditioned upon you executing a mutual general release in the form attached to this letter agreement.

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Mr. Vincent S. Pino
August 8, 2000
Page 4




16. Alliance may withhold from any amounts payable to you all federal, state, city and other taxes required to be withheld. In the event of your death or permanent disability prior to December 31, 2002, Alliance's obligations under paragraphs 7 and 8 of this letter agreement shall cease upon occurrence of such event, but Alliance's obligations under all other paragraphs of this letter agreement shall remain in full force and effect. This letter will be governed by the substantive laws of the State of California, embodies the entire agreement between us concerning its subject matter and supersedes all other agreements, including, your Employment Agreement, and other communications between us. Specifically, this letter agreement shall be considered a mutual written agreement of the parties for purposes of
         Section 23 of the Employment Agreement. This letter agreement may be signed in counterparts.

The terms of this separation package are strictly confidential and shall not be disclosed to anyone, without the prior written consent of Alliance; provided, however, you may disclose the terms of the separation package to your agents, advisors, and immediate family members who agree to keep such information confidential.

Please acknowledge your agreement with the terms of this letter agreement by signing in the place indicated below.

Sincerely,

ALLIANCE IMAGING, INC.



Richard N. Zehner
Chairman and CEO

ACKNOWLEDGED AND AGREED:


/s/ Vincent S. Pino
------------------------
Vincent S. Pino

Attachment



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August 22, 2000

Mr. Vincent S. Pino
31441 Island Drive
Evergreen, CO  80439

Dear Vince:

Reference is made to that certain letter agreement between you and Alliance Imaging, Inc. ("Alliance") dated August 8, 2000 (the "Letter Agreement"). Paragraph 5 of the Letter Agreement shall be deleted in its entirety and replaced with the following:

5. On September 29, 2000 all 85,350 outstanding options granted to you under the 1997 Option Plan will vest and Alliance will repurchase all such options at the price of $55.968812374 net of the $11.00 exercise price according to the following schedule $3,084,000 on September 29, 2000 and $754,088.14 on January 5, 2001. The January 5, 2001 payment will accrue interest from September 29, 2000 at an amount equal to Alliance's average borrowing rate. Taxes will be withheld from both payments in accordance with paragraph 16 below.

All other terms of the Letter Agreement shall remain in full force and effect.

Please acknowledge your agreement with the terms of this letter agreement by signing in the place indicated below.

Sincerely,

ALLIANCE IMAGING, INC.



Richard N. Zehner
Chairman and CEO

ACKNOWLEDGED AND AGREED:


/s/ Vincent S. Pino
-----------------------
Vincent S. Pino